Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-169119

June 7, 2011

THIS IS CALLED A SPADE.

BECAUSE IT IS A SPADE.

iPath®

NOW MEET OUR

iPath LEVERAGED ETNs,

iPath®

NO TRACKING ERROR.

NO RESETS.

iPath®

TRACKING ERROR.

NO RESETS.

NO KIDDING.

iPath®

CLOSE

Tracking error refers to the under/over performance differential of an ETN versus its benchmark index over a given time period, after accounting for the ETN’s fees. One cannot invest directly in an index.

An investment in iPath ETNs involves risks, including possible loss of principal. For a description of the main risk see “Risk Factors” in the applicable prospectus. In Particular, leverage increases the sensitivity of the iPath ETNs to positive and negative changes in the value of the applicable underlying index.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest , you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-764-7284, or you may request a copy from any other dealer participating in the offering.

BlackRock Fund Distribution Company assists in the promotion of the iPath ETNs.

iPath ETNs (the “Securities”) are unsecured obligations of Barclays Bank PLC and secured debt. The Securities are riskier than ordinary unsecured debt securities and have no principle protection. The Securities are speculative and may exhibit high volatility.

“Standard & Poor’s”, “S&P”, S&P 500”, “Standard & Poor’s 500TM”, “S&P 500VIX Short-Term Future tm” and “S&P 500 VIX Mid-Term Futures tm” are trademarks of standard & Poor’s Financial Service LLC(“S&P”) and have been licensed for use by Barclays-Bank PLC “VIX” is a registered trademark of the Chicago Board Options Exchange, Incorporated (“CBCE”) and has been licensed for use by S&P. The Securities are not sponsored, endorsed, sold or promoted by S&P or the CBCE. S&P and CBCE make no representation, condition or warranty, express or implied to the owners of the Securities or any member of the public regarding the advisability of investing in Securities generally or in the Securities or in the ability of either index to track market performance.

@2011 Barclays Bank PLC All rights reserved, iPath. iPathETNs and the iPath logo are registered trademark of Barclays Bank PLC All other trademarks , service marks or registered trademarks are the property, and used with the permission, of their respective owner. iP-0320-0111

NOT FDICINSURED

NO BANK GUARANTEE

MAY LOSE VALUE

iPath BARCLAYS CLOSE

Tracking error refers to the under/over performance differential of an ETN versus its benchmark index over a given time period, after accounting for the ETNs fees. One cannot invest directly in an index.

An investment in iPath ETNs involves risks, including possible loss of principal. For a description of the main risk see “Risk Factors” in the applicable prospectus. In Particular, leverage increases the sensitivity of the iPath ETNs to positive and negative changes in the value of the applicable underlying index.

Barclays Bank PLChas filed a registration statement (including iPath BARCLAYS